EXHIBIT 99.2

GREAT PLAINS ENERGY REPORTS
AGREEMENT IN PRINCIPLE IN KCP&L MISSOURI RATE CASE

Kansas City, Mo. (April 21, 2009) — Great Plains Energy (NYSE: GXP) today announced  that Kansas City Power & Light Company (KCP&L) and other parties to KCP&L’s pending rate case before the Missouri Public Service Commission (MPSC) informed the MPSC that they had reached an agreement in principle to settle the pending rate case.  The agreement in principle provides, among other things, for an increase in annual revenues of approximately $95 million effective September 1, 2009, with $10 million of that amount treated for accounting purposes as additional amortization.  Parties may challenge the prudence of the cost of the Iatan 1 environmental project and the cost of facilities used in common by Iatan 1 and 2 in KCP&L’s next rate case, but the Missouri portion of any proposed rate base prudence disallowance will not exceed $30 million in aggregate.

The agreement in principle is subject to the parties negotiating and submitting a stipulation and agreement to the MPSC for its consideration.  The stipulation will be subject to MPSC approval, and will be voidable if not approved in its entirety.  It is possible that the MPSC may approve the stipulation with changes, or may not approve the stipulation.  The terms of the agreement in principle have been filed by the Company with the Securities and Exchange Commission today in an 8-K filing.

“The settlement filed today reflects the hard work and good faith of the parties,” said Mike Chesser, Great Plains Energy Chairman and CEO.  “We believe the agreement is a fair settlement for all the parties involved and we look forward to approval by the Commission.”

This is KCP&L's third of four rate cases associated with its Comprehensive Energy Plan (CEP).  KCP&L initially sought to increase Missouri annual revenues by $101.5 million, including $15.1 million in additional amortization to aid KCP&L with cash flow during the construction phase of the CEP.  KCP&L’s Missouri rates are now about 25-30% percent below the national average, and are expected to still be among the lowest in the nation after the new rates become effective.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

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FORWARD-LOOKING STATEMENTS

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of any economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, Kansas City Power & Light (KCP&L) and KCP&L Greater Missouri Operations Company (GMO); changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L and GMO can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including retirement compensation and benefits costs; the ability to successfully integrate KCP&L and GMO operations and the timing and amount of resulting synergy savings; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly reports on Form 10-Q or annual reports on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, director investor relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Katie McDonald, manager external communications, 816-556-2365,
katie.mcdonald@kcpl.com

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